Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-2963
investor_relations@extremenetworks.com	vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS THIRD QUARTER RESULTS

SANTA CLARA, Calif., Apr. 14, 2005 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in open converged networks, today announced financial results for its fiscal third quarter ended March 27, 2004.

Net revenue for the third quarter of fiscal 2005 was $91.9 million, up 3.4 percent from $88.9 million in the year-ago third quarter. The Company recorded a net loss of $1.3 million or $0.01 per basic and diluted share in the third fiscal quarter of 2005, compared to a net loss of $1.1 million or $0.01 per diluted share in the third fiscal quarter of 2004. Included in the Company’s results was a $2.0 million expense related to a technology agreement with IBM. Excluding this item, the Company’s profit after tax for the quarter was $0.7 million or $0.01 per share.

“Much of our business remained on a solid growth path during the third quarter” said Gordon Stitt, president and CEO of Extreme Networks. “Our revenues outside of Japan grew by 14 percent compared to the third quarter a year ago. However, continued weakness in our Japanese business combined with longer than expected sales cycles across our business generally led to us not achieving our goal of recording $100 million or more in revenue this quarter.”

“During the quarter we saw a very strong start to sales of our new Aspen chassis, now named the BlackDiamond® 8800, and solid contribution from our efforts with our global partner Avaya,” continued Stitt. “These results make us confident that we will return to a pattern of sequential revenue growth in the June quarter.”

Revenues in the U.S. were $40.7 million in the third quarter of fiscal 2005, or 44.3 percent of total consolidated revenue. U.S. revenues were up 9 percent from the third quarter of 2004. Revenues in the Company’s European region, including the Middle East and Africa, were $27.4 million, up 17 percent from the year ago quarter. Asia revenue, excluding Japan, was $10.6 million in the quarter, up 56 percent compared to the third quarter of 2004. Revenues in Japan were $13.2 million, down 34 percent from the year-ago period.

Total gross margin in the third fiscal quarter of 2005 was $47.3 million or 51.4 percent of revenue, up from 51.2 percent in the year-ago quarter, but down from 53.8 percent sequentially from the second quarter of fiscal 2005. Gross margins declined sequentially primarily as a result of lower volumes, start up costs related to new products, and shifts in regional and channel mix.

Sales and Marketing, R&D and G&A expenses, which excludes a $2 million one-time expense relating to a technology agreement with IBM, and amortization of deferred stock compensation were $46.5 million or 50.6 percent of revenue in the third quarter of fiscal 2005 as compared to $46.6 million or 52.4 percent of revenue in the third quarter of fiscal 2004. Including the technology agreement expenses, total operating expenses were $48.5 million in the current quarter.

Cash and cash equivalents, short-term investments, and marketable securities at quarter end were $443.3 million, an increase of $26.4 million from the third quarter of 2004 and down slightly from $446.8 million at the end of the fiscal second quarter 2005.

Management Expectations

For the quarter ending June 26, 2005, the Company currently anticipates that revenues will increase sequentially to a range of $93 million to $98 million as a result of typical seasonal demand patterns and increased contribution from newly introduced products, including the BlackDiamond 8800. The Company anticipates that gross margins will improve sequentially by 1 percent of revenue or more as a result of higher volumes and lower costs on new products. Quarterly operating expenses should increase by $1 million to $2 million primarily as a result of increased investment in R&D, legal expenses and costs associated with Sarbanes-Oxley Compliance activities. The Company notes that the possibility of higher legal expenses will remain a risk in the near term.

Quarterly Highlights:

•	Introduced new Two-tier Network Architecture along with new switching solution, the BlackDiamond 8800 (previously referred to as the Aspen switch), which readies the network for voice at the edge.

•	Extends Unified Access Architecture by delivering Gigabit Ethernet to the desktop and high availability for IP telephony and wireless with new Summit® 400 switching solution. This new powerful Summit switch adds stacking support for device discovery, integrated wireless LAN connectivity and Power over Ethernet (PoE).

•	Continued customers with global partner Avaya for converged networks. The San Francisco Museum of Modern Art implemented an IP telephony and data network solution to reduce costs and better serve its more than 50,000 members and visitors.

•	Agere Systems selects Extreme Networks’ BlackDiamond switching solutions (including what was previously referred to as Aspen) for a resilient and scalable 10 Gigabit Ethernet network. Agere is implementing the new infrastructure to support its ongoing development of leading-edge silicon chips and software that power a broad range of computing and communications applications.

•	Extreme’s innovative technology continues to receive industry recognition. The BlackDiamond 10K was awarded InfoWorld’s 2005 Technology Product of the Year” in the networking category. The BlackDiamond 10K was awarded for its “excellent performance paired with a powerful and flexible operating architecture.”

For purposes of evaluating the results of our business for the quarter and to give shareholders information that may be relevant to evaluating our business operations, we have evaluated pro forma performance for this quarter excluding the effect of the technology agreement in which we incurred a $2 million obligation. Net income for the quarter excluding the $2 million technology agreement, was $0.07 million or $0.01 per basic and diluted share. This compares to an operating loss of $1.1 million or $0.01 per basic and diluted share in the third quarter of fiscal 2004.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:15 p.m. EDT (2:15 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/

Extreme Networks

Extreme Networks is a leader in open converged networks. Its innovative network architecture provides Enterprises and Metro Service Providers with the resiliency, adaptability and simplicity required for a true converged network that supports voice, video and data, over a wired and wireless infrastructure, while delivering high-performance and advanced security features. For more information, please visit www.extremenetworks.com

# # #

Extreme Networks, BlackDiamond and Summit are either registered trademarks or trademarks of Extreme Networks, Inc. in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding our expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our Report on Form 10K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions:

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”

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EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 27, 2005	March 28, 2004	March 27, 2005	March 28, 2004
Net revenues:
Product	$76,835	$76,059	$243,770	$224,315
Service	15,073	12,815	43,525	35,375

Total net revenues	91,908	88,874	287,295	259,690

Cost of revenues:
Product	35,692	34,422	109,951	101,959
Service	8,954	8,979	25,568	26,913

Total cost of revenues	44,646	43,401	135,519	128,872

Gross margin:
Product	41,143	41,637	133,819	122,356
Service	6,119	3,836	17,957	8,462

Total gross margin	47,262	45,473	151,776	130,818

Operating expenses:
Sales and marketing	23,946	23,343	70,941	68,779
Research and development	15,329	15,001	45,586	42,867
General and administrative	7,254	8,043	21,918	22,934
Amortization of deferred stock compensation	2	198	69	931
Restructuring charge	—	—	—	962
Technology agreement	2,000	—	2,000	—

Total operating expenses	48,531	46,585	140,514	136,473

Operating income (loss)	(1,269)	(1,112)	11,262	(5,655)

Other income, net	829	345	4,582	2,707

Income (loss) before income taxes	(440)	(767)	15,844	(2,948)

Provision for income taxes	817	339	3,025	1,149

Net income (loss)	$(1,257)	$(1,106)	$12,819	$(4,097)

Net income (loss) per share - basic	$(0.01)	$(0.01)	$0.11	$(0.03)

Net income (loss) per share - diluted	$(0.01)	$(0.01)	$0.10	$(0.03)

Shares used in per share calculation - basic	121,444	118,832	121,041	117,706

Shares used in per share calculation - diluted	121,444	118,832	124,211	117,706

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 27, 2005	June 27, 2004
Assets
Current assets:
Cash and cash equivalents	$65,542	$59,164
Short-term investments	140,725	162,078
Accounts receivable, net	31,575	32,998
Inventories	22,104	25,889
Prepaid expenses and other current assets	17,383	8,051

Total current assets	277,329	288,180

Property and equipment, net	51,760	59,767
Marketable securities	237,057	204,430
Other assets	22,640	26,896

Total assets	$588,786	$579,273

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,040	$18,995
Deferred revenue	48,840	53,674
Accrued warranty	7,873	8,297
Other accrued liabilities	46,776	47,188

Total current liabilities	127,529	128,154

Other long-term liabilities	16,295	21,561
Convertible subordinated notes	200,000	200,000

Total stockholders’ equity	244,962	229,558

Total liabilities and stockholders’ equity	$588,786	$579,273

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	March 27, 2005	March 28, 2004
Cash flows from operating activities:
Net income (loss)	$12,819	$(4,097)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	12,605	15,550
Provision for doubtful accounts	—	(200)
Provision for excess and obsolete inventory	795	—
Deferred income taxes	15	—
Amortization of deferred stock compensation	69	931
Amortization of warrant	5,675	3,153
Restructuring charge	—	962
Loss on disposal of fixed assets	50	—
Changes in operating assets and liabilities:
Accounts receivable	1,422	(3,754)
Inventories	2,990	(5,516)
Prepaid expenses and other current and noncurrent assets	(10,751)	5,388
Accounts payable	5,045	3,540
Restructuring liabilities	(4,965)	(6,425)
Deferred revenue	(4,834)	6,395
Accrued warranty	(424)	(1,264)
Other accrued liabilities	(729)	(4,599)

Net cash provided by operating activities	19,782	10,064

Cash flows from investing activities:
Capital expenditures, net	(4,647)	(5,641)
Purchases and maturities of investments, net	(13,021)	4,487

Net cash used in investing activities	(17,668)	(1,154)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,264	11,145

Net cash provided by financing activities	4,264	11,145

Net increase in cash and cash equivalents	6,378	20,055
Cash and cash equivalents at beginning of period	59,164	44,340

Cash and cash equivalents at end of period	$65,542	$64,395

EXTREME NETWORKS, INC.

GAAP RECONCILIATION

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended
March 27, 2005
Net income (loss)	$(1,257)
Technology Agreement	2,000

Net income, adjusted	$743

Net income per share – basic, adjusted	$0.01

Net income per share – diluted, adjusted	$0.01

Shares used in per share calculation – basic, adjusted	121,444

Shares used in per share calculation – diluted, adjusted	124,848